As filed with the Securities and Exchange Commission on September 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CEMEX, S.A.B. de C.V.

(Exact name of Registrant as specified in its charter)

United Mexican States	N.A.	N.A.
(State or other jurisdiction of incorporation or organization)	(Translation of Registrant’s name into English)	(I.R.S. Employer Identification No.)

CEMEX, S.A.B. de C.V. Av. Ricardo Margáin Zozaya #325 Colonia Valle del Campestre, Garza García Nuevo León, México 66265 (011-5281) 8888-8888	Corporate Creations Network Inc. 1040 Avenue of the Americas # 2400 New York, NY 10018 New York County (845)-510-9655
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copy of all communications, including communications sent to the agent for service, to:

Robert M. Chilstrom, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Ordinary Participation Certificates (Certificados de Participación Ordinarios (“CPOs”)), each representing two Series A shares and one Series B share of CEMEX, S.A.B. de C.V. (4)	—	—	—	—
Series A shares of CEMEX, S.A.B. de C.V. (5)	—	—	—	—
Series B shares of CEMEX, S.A.B. de C.V. (5)	—	—	—	—

(1)	Not applicable pursuant to Form F-3 General Instruction II(F).
(2)	An indeterminate aggregate initial offering price or number of the securities is being registered as may from time to time be issued at indeterminate prices.
(3)	In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of the entire registration fee.
(4)

American Depositary Shares (“ADSs”) issuable on deposit of the CPOs, each ADS representing the right to receive ten CPOs, have been registered pursuant to a separate Registration Statement on Form F-6 (Reg. No. 333-135725).

(5)	The Series A Shares and Series B Shares comprise the CPOs registered hereby and are not being offered separately.

Prospectus

CEMEX, S.A.B. de C.V.

CPOs

ADSs

CEMEX, S.A.B. de C.V. may offer from time to time (1) Ordinary Participation Certificates (Certificados de Participación Ordinarios), or CPOs, each CPO representing two Series A shares and one Series B share of its common stock; or (2) American Depositary Shares, or ADSs, each ADS representing the right to receive ten CPOs.

We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms to be described in one or more supplements to this prospectus as well as the documents incorporated or deemed to be incorporated by reference in this prospectus. This prospectus describes only some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities, or in one or more documents incorporated or deemed to be incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

We may offer and sell these securities directly to purchasers, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of these securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Our CPOs are listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores) under the symbol “CEMEX CPO.” Our ADSs are listed on the New York Stock Exchange under the symbol “CX.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2009.

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About this prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf “ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where you can find more information” and “Incorporation by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective covers, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

In addition, this prospectus does not contain all the information set forth in the registration statement, including exhibits, that we have filed with the SEC on Form F-3 under the U.S. Securities Act of 1933, as amended. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

References in this prospectus to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A.B. de C.V., a Mexican publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable), and, unless the context otherwise requires, its consolidated subsidiaries.

References in this prospectus to “U.S.$” and “Dollars” are to U.S. dollars, and, unless otherwise indicated, references to “Ps” and “Pesos” are to Mexican pesos.

Where you can find more information

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our ADSs are listed on the New York Stock Exchange under the symbol “CX.” These reports and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

•	Our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 30, 2009;

•	Our report on Form 6-K filed with the SEC on July 7, 2009; and

•

The description of our ADSs, CPOs, series A shares and series B shares contained in Amendment No. 1 to our registration statement on Form 8-A/A (SEC File No. 1-14946), filed with the SEC on July 1, 2005, and any amendment or report filed for the purpose of updating such descriptions.

In addition, any future filings on Form 20-F made with the SEC under the U.S. Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities made under this prospectus, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

We will provide, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Eduardo Rendón, Investor Relations, CEMEX, S.A.B. de C.V., Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265, Tel: +011-5281-8888-8888 or toll-free: 1-877-729-6973.

Enforceability of civil liabilities

We are a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. Substantially all our directors and officers and some of the experts named in this prospectus reside in Mexico, and all or a significant portion of the assets of those persons may be, and the majority of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our General Counsel, Ramiro G. Villarreal, that there is doubt as to the enforceability in Mexico, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

Cautionary statement regarding forward-looking statements

This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend” or other similar words. These forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from our expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact us or our subsidiaries, include:

•	the cyclical activity of the construction sector;

•	competition;

•	general political, economic and business conditions;

•	our ability to satisfy our obligations under the financing agreement recently entered into with our major creditors;

•	weather conditions;

•	natural disasters and other unforeseen events; and

•	the other risks and uncertainties described under “Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Readers are urged to read this entire prospectus, including the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. The information contained or incorporated by reference in this prospectus is subject to change without notice, and we are not obligated to publicly update or revise forward-looking statements. Readers should review future reports filed by us with the SEC.

Market data

This prospectus and the documents incorporated in this prospectus by reference also include statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker and aggregates. We generated some of these data internally, and some were obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified these data nor sought the consent of any organizations to refer to their reports in this prospectus and the documents incorporated in this prospectus by reference.

About CEMEX, S.A.B. de C.V.

We are the third largest cement company in the world, based on annual installed cement production capacity as of June 30, 2009 of approximately 97.6 million tons. We are the largest ready-mix concrete company in the world with annual sales volumes of approximately

77.3 million cubic meters and one of the largest aggregates companies in the world with annual sales volumes of approximately 241 million tons, in each case based on our annual sales volumes in 2008. We are also one of the world’s largest traders of cement and clinker, having traded approximately nine million tons of cement and clinker in 2008. We are a holding company primarily engaged, through our operating subsidiaries, in the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and clinker throughout the world.

We are a global cement manufacturer with operations in North America, Europe, South America, Central America, the Caribbean, Africa, the Middle East, Australia and Asia. As of June 30, 2009, we had total assets of approximately Ps599,037 million (U.S.$45,450 million) and an equity market capitalization of approximately Ps99,856 million (U.S.$7,576 million).

As of June 30, 2009, our assets, cement plants and installed capacity, by region, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity.

	As of June 30, 2009
	Assets after eliminations (in billions of Pesos)	Number of cement plants	Installed cement production capacity (millions of tons per annum)

North America
Mexico	Ps 69	15	29.2
United States	260	14	18.0

Europe
Spain	56	8	11.4
United Kingdom	40	3	2.8
Rest of Europe(1)	60	8	13.1
South America, Central America and the Caribbean(2)	31	11	11.2
Africa and the Middle East(3)	19	1	5.3
Australia and Asia(4)	44	4	6.6
Cement and Clinker Trading Assets and Other Operations	20	N/A	N/A

The above table includes our proportional interest in the installed capacity of companies in which we hold a minority interest.

(1)	Includes our subsidiaries in Germany, France, Ireland, Poland, Croatia, Austria, Hungary, the Czech Republic, Latvia and other assets in the European region, and, for purposes of the columns labeled “Assets” and “Installed Cement Production Capacity,” includes our 33% interest, as of June 30, 2009, in a Lithuanian cement producer that operated one cement plant with annual installed capacity of 1.3 million cement tons as of June 30, 2009.

(2)	Includes our subsidiaries in Colombia, Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico, Guatemala, Argentina and other assets in the Caribbean region.

(3)	Includes our subsidiaries in Egypt, the United Arab Emirates and Israel.

(4)	“Australia” includes 0.9 million cement tons of annual installed capacity corresponding to our 25% stake in the Cement Australia Holdings Pty Limited joint venture, or Cement Australia, which operates four cement plants, with total annual installed capacity of approximately 3.8 million cement tons per year. On June 15, 2009, we announced our agreement to sell all our Australian operations to Holcim Ltd, or Holcim.

(4)	“Asia” includes our subsidiaries in the Philippines, Thailand, Malaysia, Bangladesh and other assets in the Asian region.

We are a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, with our principal executive offices at Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265. Our main phone number is (011-5281) 8888-8888. CEMEX’s agent for service, exclusively for actions brought by the SEC pursuant to the requirements of the United States federal securities laws, is Corporate Creations Network Inc., 1040 Avenue of the Americas #2400, New York, NY 10018.

Use of proceeds

Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including debt reduction, working capital and the strategic growth of our business as opportunities arise.

Description of common stock

The following description of our common stock is a summary of the material terms of our by-laws (estatutos sociales) and applicable Mexican law in effect as of the date of this prospectus. Because it is a summary, it does not describe every aspect of our common stock, our by-laws or Mexican law and may not contain all of the information that is important to you. References to provisions of our by-laws are qualified in their entirety by reference to the full by-laws, an English translation of which has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where you can find more information” for information on how to obtain copies of our by-laws.

General

Pursuant to the requirements of Mexican corporation law, our articles of association and by-laws (estatutos sociales) have been registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, Mexico, under entry number 21, since June 11, 1920.

We are a holding company engaged, through our operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. Our objectives and purposes can be found in article 2 of our by-laws.

We have two series of common stock, the series A common stock, with no par value, or A shares, which can only be owned by Mexican nationals, and the series B common stock, with no par value, or B shares, which can be owned by both Mexican and non-Mexican nationals. Our by-laws state that the A shares may not be held by non-Mexican individuals, corporations, groups, units, trusts, associations or governments that are foreign or have participation by foreign governments or their agencies. Our by-laws also state that the A shares shall at all times account for a minimum of 64% of our total outstanding voting stock and that our B shares shall at all times account for a minimum of 36% of our total outstanding voting stock. Other than as described herein, holders of the A shares and the B shares have the same rights and obligations.

In 1994, we changed from a fixed capital corporation to a variable capital corporation in accordance with Mexican corporation law. As a result, we established a fixed capital account and a variable capital account and issued one share of variable capital stock of the same series for each eight shares of fixed capital stock held by any shareholder. Each of our fixed and variable capital accounts is comprised of A shares and B shares. Under the Mexican securities market law (Ley del Mercado de Valores) and our by-laws, holders of shares representing variable capital are not entitled to withdraw those shares.

Shareholder authorization is required to increase or decrease either the fixed capital account or the variable capital account. Shareholder authorization to increase or decrease the fixed capital account must be obtained at an extraordinary meeting of shareholders. Shareholder authorization to increase or decrease the variable capital account must be obtained at an ordinary general meeting of shareholders.

As described below under “Description of CPOs,” each CPO consists of two A shares and one B share. As of December 31, 2008, approximately 97.2% of our outstanding share capital was represented by CPOs, a portion of which is represented by ADSs.

On September 15, 1999, our shareholders approved a stock split, and for every one of our shares of any series we issued two A shares and one B share. Concurrently with this stock split, we also consummated an exchange offer to exchange new CPOs and new ADSs representing the new CPOs for our then existing A shares, B shares and ADSs, and converted our then existing CPOs into the new CPOs.

On June 1, 2001, the Mexican securities market law was amended, among others, to increase the protection granted to minority shareholders of Mexican listed companies and to commence bringing corporate governance procedures of Mexican listed companies in line with international standards.

On February 6, 2002, the Mexican securities authority (Comisión Nacional Bancaria y de Valores) issued an official communication authorizing the amendment of our by-laws to incorporate additional provisions to comply with the new provisions of the Mexican securities law. Following approval from our shareholders at our 2002 annual shareholders’ meeting, we amended and restated our by-laws to incorporate these additional provisions, which consist of, among other things, protective measures to prevent share acquisitions, hostile takeovers, and direct or indirect changes of control. As a result of the amendment and restatement of our by-laws, the expiration of our corporate term of existence was extended from 2019 to 2100.

On March 19, 2003, the Mexican securities authority issued new regulations designed to (i) further implement minority rights granted to shareholders by the Mexican securities law and (ii) simplify and consolidate in a single document provisions relating to securities offerings and periodic reports by Mexican listed companies.

On April 24, 2003, our shareholders approved changes to our by-laws, incorporating additional provisions and removing some restrictions. The changes that are still in force are as follows:

•	The limitation on our variable capital was removed. Formerly, our variable capital was limited to ten times our minimum fixed capital.

•

Increases and decreases in our variable capital now require the notarization of the minutes of the ordinary general shareholders’ meeting that authorize such increase or decrease, as well as the filing of these minutes with the Mexican National Securities Registry (Registro Nacional de Valores), except when such increase or decrease results from stock repurchases.

•

The cancellation of registration of our shares in the Securities Section of the Mexican National Securities Registry now involves an amended procedure, which is described below under “Repurchase Obligation.” In addition, any amendments to the article containing these provisions no longer require the consent of the Mexican securities authority and 95% approval by shareholders entitled to vote.

On December 30, 2005, a Mexican securities market law was published to continue bringing corporate governance requirements of Mexican listed companies in line with international standards. This new law includes provisions increasing disclosure information requirements, improving minority shareholder rights, and strengthening corporate governance standards including the introduction of new requirements and fiduciary duties (duties of care and loyalty), applicable to each director, officer, external auditor and major shareholder of publicly traded companies. The law also provides that each member of the audit committee must be an independent director, and requires the creation of corporate governance committees integrated by independent directors as well. In addition, the law clarifies directors’ duties, specifies safe harbors for directors’ actions, clarifies what is deemed as a conflict of interest and clarifies what are the confidentiality obligations for directors.

Under the Mexican securities market law, we were required to adopt specific amendments to our by-laws within 180 days of the effective date of the new law. Following approval from our shareholders at our 2005 annual shareholders’ meeting held on April 27, 2006, we amended and restated our by-laws to incorporate these amendments. The amendments to our by-laws became effective on July 3, 2006. The most significant of these amendments were as follows:

•	The change of our corporate name from CEMEX, S.A. de C.V. to CEMEX, S.A.B. de C.V., which means that we are now called a publicly traded company (sociedad anónima bursátil or S.A.B.).

•	The creation of a corporate practices committee, which is a new committee of our board of directors and which is comprised exclusively of independent directors.

•

The elimination of the position of statutory examiner (comisario) and the assumption of its responsibilities by the board of directors through the audit committee and the corporate practices committee, as well as through the external auditor who audits our financial statements.

•	The express attribution of certain duties (such as the duty of loyalty and the duty of care) and liabilities on members of the board of directors as well as on certain senior executive officers.

•	The implementation of a mechanism for claims of a breach of a director’s or officer’s duties, to be brought by us or by holders of 5% or more of our shares.

•

The chief executive officer is now the person in charge of managing the company; previously, this was the duty of the board of directors. The board of directors now supervises the chief executive officer.

•	Shareholders are given the right to enter into certain agreements with other shareholders.

At a general extraordinary meeting of shareholders held on April 28, 2005, our shareholders approved a two-for-one stock split, which became effective on July 1, 2005. In connection with this stock split, each of our existing A shares was surrendered in exchange for two new A shares, and each of our existing B shares was surrendered in exchange for two new B shares. Concurrent with this stock split, we authorized the amendment of the CPO trust agreement pursuant to which our CPOs are issued to provide for the substitution of two new CPOs for each of our existing CPOs, with each new CPO representing two new A shares and one new B share. The number of our existing ADSs did not change as a result of the stock split. Instead, the ratio of CPOs to ADSs was modified so that each existing ADS represented ten new CPOs following the stock split and the CPO trust amendment.

At the 2005 annual shareholders’ meeting held on April 27, 2006, our shareholders approved a new stock split, which became effective on July 17, 2006. In connection with this new two-for-one stock split, each of our existing A shares was surrendered in exchange for two new A shares, and each of our existing B shares was surrendered in exchange for two new B shares. Concurrent with this stock split, we authorized the amendment of the CPO trust agreement pursuant to which our CPOs are issued to provide for the substitution of two new CPOs for each of our existing CPOs, with each new CPO representing two new A shares and one new B share. In connection with the stock split and at our request, Citibank, N.A., as depositary for the ADSs, distributed one additional ADS for each ADS outstanding as of the record date for the stock split. The ratio of CPOs to ADSs did not change as a result of the stock split; each ADS continued to represent ten CPOs following the stock split and the CPO trust amendment. The proportional equity interest participation of existing shareholders did not change as a result of this stock split.

As of December 31, 2008, our capital stock consisted of 26,373,758,769 issued shares. As of December 31, 2008, A shares represented 67% of our capital stock, or 17,582,505,846 shares, of which 16,726,263,082 shares were subscribed and paid, 432,036,438 shares were treasury shares and 424,206,326 shares were issued pursuant to our employee stock option plans and subscribed to by Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, or Banamex, as trustee thereunder but had not yet been paid. These shares have been and will continue to be gradually paid upon exercise of the corresponding stock options. As of December 31, 2008, B shares represented 33% of our capital stock, or 8,791,252,923 shares, of which 8,363,131,541 shares were subscribed and paid, 216,018,219 shares were treasury shares and 212,103,163 shares were issued pursuant to our employee stock option plans and subscribed to by Banamex, as trustee thereunder but had not yet been paid. These shares have been and will continue to be gradually paid upon exercise of the corresponding stock options. Of the total of our A shares and B shares outstanding as of December 31, 2008, 13,068,000,000 shares corresponded to the fixed portion of our capital stock and 13,305,758,769 shares corresponded to the variable portion of our capital stock.

We did not declare a dividend for fiscal year 2008. At our 2008 annual shareholders’ meeting, held on April 23, 2009, our shareholders approved a recapitalization of retained earnings. New CPOs issued pursuant to the recapitalization were allocated to shareholders on a pro-rata basis. As of August 31, 2009, a total of 1,003,403,319 shares, representing 99.98% of all shares authorized for issuance at the shareholders’ meeting, had been issued. CPO holders received one new CPO for each 25 CPOs held and ADS holders received one new ADS for each 25 ADSs held. There was no cash distribution and no entitlement to fractional shares, fractional ADSs or fractional CPOs.

On September 4, 2009, we held an extraordinary general shareholders’ meeting in which our shareholders approved an increase in the variable portion of our capital stock of up to 4.8 billion shares (equivalent to 1.6 billion CPOs or 160 million ADSs). Pursuant to the resolution approved by our shareholders, the subscription and payment of the new shares represented by CPOs may occur through a public offer of CPOs and/or issuance of convertible bonds within a period of 24 months.

Changes in capital stock and preemptive rights

Subject to certain exceptions referred below, our by-laws allow for a decrease or increase in our capital stock if it is approved by our shareholders at a shareholders’ meeting. Additional shares of our capital stock, having no voting rights or limited voting rights, are authorized by our by-laws and may be issued upon the approval of our shareholders at a shareholders’ meeting, with the prior approval of the Mexican securities authority.

Our by-laws provide that shareholders have preemptive rights with respect to the class and in proportion to the number of shares of our capital stock they hold, in connection with any capital increase in the number of outstanding A shares, B shares, or any other existing series of shares, as the case may be. Subject to certain requirements, under article 53 of the Mexican securities market law, this preemptive right to subscribe is not applicable to increases of our capital through public offers or through the issuance of our own shares previously acquired by us. Preemptive rights give shareholders the right, upon any issuance of shares by us, to purchase a sufficient number of shares to maintain their existing ownership percentages. Preemptive rights must be exercised within the period and under the conditions established for that purpose by the shareholders, and our by-laws and applicable law provide that this period must be 15 days following the publication of the notice of the capital increase in the Periódico Oficial del Estado de Nuevo León.

Holders of ADSs that are U.S. persons or are located in the United States may be restricted in their ability to participate in the exercise of such pre-emptive rights. See “Item 3—Key Information—Risk Factors—Preemptive rights may be unavailable to ADS holders” in our annual report on Form 20-F for the year ended December 31, 2008.

Pursuant to our by-laws, significant acquisitions of shares of our capital stock and changes of control of CEMEX require prior approval from our board of directors. Our board of directors must authorize in advance any transfer of, or creation of any encumbrance or lien on, voting shares of our capital stock that would result in any person or group becoming a holder of 2% of more of our shares. Our board of directors shall consider the following when determining whether to authorize such transfer of voting shares: a) the type of investors involved; b) whether the acquisition would result in the potential acquirer exercising a significant influence or being able to obtain control; c) whether all applicable rules and our by-laws have been observed by the potential acquirer; d) whether the potential acquirers are our competitors and whether there is a risk of affecting market competition, or the potential acquirers could have access to confidential and privileged information; e) the morality and economic solvency of the potential acquirers; f) the protection of minority rights and the rights of our employees; and g) whether an adequate base of investors would be maintained. If our board of directors denies the authorization, or the requirements established in our by-laws are not complied with, the persons involved in the transfer shall not be entitled to exercise the voting rights corresponding to the transferred shares, and such shares shall not be taken into account for the determination of the quorums of attendance and voting at shareholders’ meetings, nor shall the transfers be recorded in the shareholder ledger and the registry undertaken by S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., or Indeval, the Mexican securities depositary, shall not have any effect.

Any acquisition of shares of our capital stock representing 30% or more of our capital stock by a person or group of persons requires prior approval from our board of directors and, in the event approval is granted, the acquiror has an obligation to make a public offer to purchase all the outstanding shares of our capital stock. In the event the requirements for significant acquisitions of shares of our capital stock are not met, the persons acquiring such shares will not be entitled to any corporate rights with respect to such shares, such shares will not be taken into account for purposes of determining a quorum for shareholders’ meetings, we will not record such persons as holders of such shares in our shareholder ledger, and the registry undertaken by the Indeval shall not have any effect.

Our by-laws require the stock certificates representing shares of our capital stock to make reference to the provisions in our by-laws relating to the prior approval of the board of directors for significant share transfers and the requirements for recording share transfers in our shareholder ledger. In addition, shareholders are responsible for informing us within five business days whenever their shareholdings exceed 5%, 10%, 15%, 20%, 25% and 30% of the outstanding shares of a particular class of our capital stock. We are required to maintain a shareholder ledger that records the names, nationalities and domiciles of all significant shareholders, and any shareholder that meets or exceeds these thresholds must be recorded in this ledger if such shareholder is to be recognized or represented at any shareholders’ meeting. If a shareholder fails to inform us of its shareholdings reaching a threshold as described above, we will not record the transactions that cause such threshold to be met or exceeded in our shareholder ledger, and such transaction will have no legal effect and will not be binding on us.

Our by-laws also require that our shareholders comply with legal provisions regarding acquisitions of securities and certain shareholders’ agreements that require disclosure to the public.

Repurchase obligation

In accordance with Mexican securities regulations, we are obligated to make a public offer for the purchase of stock to our shareholders if our registration with the Mexican securities registry (Registro Nacional de Valores) is canceled, either by resolution of our shareholders or by an order of the Mexican securities authority. The minimum price at which we must purchase the stock is the higher of:

•

the weighted average price per share based on the weighted average trading price of our CPOs on the Mexican Stock Exchange during the latest period of 30 trading days preceding the date of the offer, for a period not to exceed six months; or

•	the book value per share, as reflected in the last quarterly report filed with the Mexican securities authority and the Mexican Stock Exchange.

Our board of directors shall prepare and disclose to the public through the Mexican Stock Exchange, within ten business days after the day the public offer begins, and after consulting the corporate practices committee and audit committee, its opinion regarding the price of the offer and any conflicts of interests that each of its members may have regarding such offer. This opinion may be accompanied by an additional opinion issued by an independent expert.

Following the cancellation of our registration with the Mexican securities registry, we must place in a trust set up for that purpose for a six-month period an amount equal to that required to purchase the remaining shares held by investors who did not participate in the offer.

Shareholders’ meetings and voting rights

Shareholders’ meetings may be called by:

•	our board of directors, the corporate practices committee or the audit committee;

•

shareholders representing at least 10% of the then outstanding shares of our capital stock, by requesting the chairman of our board of directors or our corporate practices committee or audit committee;

•

any shareholder (i) if no meeting has been held for two consecutive years or when the matters referred to in Article 181 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) have not been dealt with, or (ii) when, for any reason, the required quorum for valid sessions of the corporate practices committee and audit committee was not reached and the board of directors failed to make the appropriate provisional appointments; or

•

a Mexican court of competent jurisdiction, in the event our board of directors or the corporate practices committee or audit committee do not comply with the valid shareholders’ request described above.

Notice of shareholders’ meetings must be published in the official gazette for the State of Nuevo León, Mexico or any major newspaper published and distributed in the City of Monterrey, Nuevo León, Mexico. The notice must be published at least 15 days prior to the date of any shareholders’ meeting. Consistent with Mexican law, our by-laws further require that all information and documents relating to the shareholders’ meeting be available to shareholders from the date the notice of the meeting is published.

General shareholders’ meetings can be ordinary or extraordinary. At every general shareholders’ meeting, each qualified holder of A shares and B shares is entitled to one vote per share. Shareholders may vote by proxy duly appointed in writing. Under the CPO trust agreement, holders of CPOs who are not Mexican nationals cannot exercise voting rights corresponding to the A shares represented by their CPOs in which case, the CPO trustee will vote the underlying A shares in the same manner as the holders of the majority of the voting shares. See “Description of our CPOs—Voting of A shares.”

An annual general ordinary shareholders’ meeting must be held during the first four months after the end of each of our fiscal years to consider the approval of a report of our board of directors regarding our performance and our financial statements for the preceding fiscal year and to determine the allocation of profits from the preceding year. In addition, our annual general ordinary shareholders’ meeting must:

•	review the annual reports of our corporate practices committee and audit committee, our chief executive officer, and our board of directors;

•	elect, remove, or substitute the members of our board of directors;

•	determine the level of independence of the members of our board of directors;

•	approve any transaction that represents 20% or more of our consolidated assets; and

•	resolve any issues not reserved for extraordinary shareholders’ meetings.

A general extraordinary shareholders’ meeting may be called at any time to deal with any of the matters specified by Article 182 of the General Law of Commercial Companies, which include, among other things:

•	extending our corporate existence;

•	our voluntary dissolution;

•	increasing or reducing our fixed capital stock;

•	changing our corporate purpose;

•	changing our country of incorporation;

•	changing our form of organization;

•	a proposed merger;

•	issuing preferred shares;

•	redeeming our own shares;

•	any amendment to our by-laws; and

•	any other matter for which a special quorum is required by law or by our by-laws.

In order to vote at a meeting of shareholders, shareholders must (i) appear on the list that Indeval and the Indeval participants holding shares on behalf of the shareholders prepare prior to the meeting, or (ii) prior to the meeting, deposit the certificates representing their shares at our offices or in a Mexican credit institution or brokerage house, or foreign bank approved by our board of directors to serve this function. The certificate of deposit with respect to the share certificates must be presented to our company secretary at least 48 hours before a meeting of shareholders. Our company secretary verifies that the person in whose favor any certificate of deposit was issued is named in our share registry and issues an admission pass authorizing that person’s attendance at the meeting of shareholders.

Our by-laws provide that a shareholder may only be represented by proxy in a shareholders’ meeting with a duly completed form provided by us authorizing the proxy’s presence. In addition, our by-laws require that the secretary acting at the shareholders’ meeting publicly affirm the compliance by all proxies with this requirement. A shareholders’ resolution is required to take action on any matter presented at a shareholders’ meeting.

At an ordinary meeting of shareholders, the affirmative vote of the holders of a majority of the shares present at the meeting is required to adopt a shareholders’ resolution. At an extraordinary meeting of shareholders, the affirmative vote of at least 50% of the capital stock is required to adopt a shareholders’ resolution, except that when amending Article 7 (with respect to measures limiting shareholding ownership), Article 10 (relating to the register of shares and significant participations) or Article 22 (specifying the impediments to being appointed a member of our board of directors) of our by-laws, the affirmative vote of at least 75% of the voting stock is needed.

The attendance quorum for a general ordinary meeting of shareholders is 50% of our outstanding and fully paid shares, and for the second ordinary meeting is any number of our outstanding and fully paid shares. If the quorum is not met upon the first call, a subsequent meeting may be called and the quorum for the second ordinary meeting is any number of our outstanding and fully paid shares represented at the meeting. The quorum for the first extraordinary shareholders’ meeting is 75% of our outstanding and fully paid shares, and for the second extraordinary meeting is 50% of our outstanding and fully paid shares.

Rights of minority shareholders

At our annual general shareholders’ meeting, any shareholder or group of shareholders representing 10% or more of our voting stock has the right to appoint or remove one member of our board of directors, in addition to the directors appointed by the majority. Such appointment may only be revoked by other shareholders when the appointment of all other directors is also revoked.

Our by-laws provide that holders of at least 10% of our capital stock are entitled to demand the postponement of the voting on any resolution of which they deem they have not been sufficiently informed.

Under Mexican law, holders of at least 20% of our outstanding capital stock entitled to vote on a particular matter may oppose any resolution at a shareholders’ meeting, by filing a petition for a court order to suspend the resolution temporarily with a court of law within 15 days after the adjournment of the meeting at which that action was taken and showing that the challenged action violates Mexican law or our by-laws and provided the opposing shareholders deliver a bond to the court to secure payment of any damages that we suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholders. Relief under these provisions is only available to holders who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action and whose shares were not represented when the action was taken or, if represented, voted against it.

Under Mexican law, an action for civil liabilities against directors may be initiated by a shareholders’ resolution for violation of their duty of loyalty to shareholders. In the event shareholders decide to bring an action of this type, the persons against whom that action is brought will immediately cease to be directors. Additionally, shareholders representing not less than 33% of the outstanding shares may directly exercise that action against the directors; provided that:

•	those shareholders shall not have voted against exercising such action at the relevant shareholders’ meeting; and

•	the claim covers all of the damage alleged to have been caused to us and not merely the damage suffered by the plaintiffs.

Under our by-laws, shareholders representing 5% or more of our outstanding capital stock may initiate actions exclusively on behalf of CEMEX against members of our board of directors, our corporate practices committee and audit committee, our chief executive officer, or any relevant executives, for breach of their duty of care or duty of loyalty to shareholders or for committing illicit acts or activities. The only requirement is that the claim covers all of the damage alleged to have been caused to us and not merely the damage suffered by the plaintiffs. Actions initiated on these grounds have a five-year statute of limitations.

Any recovery of damage with respect to these actions will be for our benefit and not that of the shareholders bringing the action.

Registration and transfer

Our common stock is evidenced by share certificates in registered form with registered dividend coupons attached. Shareholders who have not deposited their shares into the CPO trust may hold their shares in the form of physical certificates or through institutions that have accounts with Indeval. Accounts may be maintained at Indeval by brokers, banks and other entities approved by the Mexican securities authority. We maintain a stock registry, and, in accordance with Mexican law, only those holders listed in the stock registry and those holding certificates issued by Indeval and by Indeval participants indicating ownership are recognized as our shareholders.

Pursuant to Mexican law, any transfer of shares must be registered in our stock registry, if effected physically, or through book entries that may be tracked back from our stock registry to the records of Indeval.

Redemption

Our variable capital stock is subject to redemption upon approval of our shareholders at an extraordinary shareholders’ meeting.

Share repurchases

If approved by our shareholders at a general shareholders’ meeting, we may purchase our outstanding shares for cancellation. The economic and voting rights corresponding to repurchased shares cannot be exercised during the period the shares are owned by us and the shares will be deemed outstanding for purposes of calculating any quorum or vote at any shareholders’ meeting. We may also repurchase our equity securities on the Mexican Stock Exchange at the then prevailing market prices in accordance with Mexican securities law. If we intend to repurchase shares representing more than 1% of our outstanding shares at a single trading session, we must inform the public of such intention at least ten minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding shares during a period of twenty trading days, we are required to conduct a public tender offer for such shares. We must conduct share repurchases through the person or persons approved by our board of directors, through a single broker dealer during the relevant trading session, and without submitting bids during the first and the last 30 minutes of each trading session. We must inform the Mexican Stock Exchange of the results of any share repurchase no later than the business day following any such share repurchase.

Directors’ and shareholders’ conflict of interest

Under Mexican law, any shareholder who has a conflict of interest with us with respect to any transaction is obligated to disclose such conflict and is prohibited from voting on that transaction. A shareholder who violates this prohibition may be liable for damages if the relevant transaction would not have been approved without that shareholder’s vote.

Under Mexican law, any director who has a conflict of interest with us in any transaction must disclose that fact to the other directors and is prohibited from participating and being present during the deliberations and voting on that transaction. A director who violates this prohibition will be liable for damages and lost profits. Additionally, our directors may not represent shareholders in our shareholders’ meetings.

Withdrawal rights

Whenever our shareholders approve a change of corporate purpose, change of nationality or transformation from one form of corporate organization to another, Mexican law provides that any shareholder entitled to vote on that change who has voted against it may withdraw from CEMEX and receive an amount equal to the book value (in accordance with the latest balance sheet approved by the annual ordinary general shareholders’ meeting) attributable to such shareholder’s shares, provided that such shareholder exercises that right within 15 days following the meeting at which the change was approved.

Dividends

At the annual ordinary general shareholders’ meeting, our board of directors submits, for approval by our shareholders, our financial statements together with a report on them prepared by our board of directors and the statutory auditors. Our shareholders, once they have approved the financial statements, determine the allocation of our net income, after provision for income taxes, legal reserve and statutory employee profit sharing payments, for the preceding year. All shares of our capital stock outstanding at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution.

Liquidation rights

In the event we are liquidated, the surplus assets remaining after payment of all our creditors will be divided among our shareholders in proportion to the respective shares held by them. The liquidator may, with the approval of our shareholders, distribute the surplus assets in kind among our shareholders, sell the surplus assets and divide the proceeds among our shareholders or put the surplus assets to any other uses agreed to by a majority of our shareholders voting at an extraordinary shareholders’ meeting.

Differences between our corporate governance practices and NYSE standards for domestic companies

For a description of significant ways in which our corporate governance practices differ from those required of domestic companies under NYSE standards, please see “Item 16G—Corporate Governance” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, or visit our website at www.cemex.com (under the heading “Investor Center/Corporate Governance”).

Description of CPOs

Our CPOs are issued under the terms of a CPO trust agreement. The CPOs and the CPO trust agreement are governed by Mexican law. Set forth below is a summary description of the material terms of the CPOs and of a CPO holder’s material rights. Because it is a summary, it does not describe every aspect of the CPOs and the CPO trust agreement. For more complete information, you should read the entire CPO trust agreement. Banamex is the CPO trustee. A form of the CPO trust agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where you can find more information” for information on how to obtain copies of the CPO trust agreement.

General

The CPO trust agreement established a master trust that, among other things, enables non-Mexican investors to acquire CPOs representing financial interests in our common stock, of which the A shares may otherwise be acquired directly only by Mexican investors. CPOs, which are negotiable instruments under Mexican law, are issued by the CPO trustee pursuant to the terms of the CPO trust agreement.

Transfer and withdrawal of CPOs

Under the terms of the CPO trust agreement, the CPO trustee may accept A shares and B shares against the issuance and release of CPOs. Each CPO represents two A shares and one B share. All A shares and B shares underlying the CPOs are held in trust by the CPO trustee in accordance with the terms and conditions of the CPO trust agreement. Those shares are registered in the name of the CPO trustee, which is the owner and holder of record of those shares.

The CPO trustee will deliver CPOs in respect of the shares as described above. All CPOs are evidenced by a single certificate, the global CPO. CPOs are issued to and deposited in accounts maintained by the purchasers at Indeval. Ownership of CPOs deposited with Indeval is shown on, and transfer of the ownership of CPOs is effected through, records maintained by Indeval and Indeval participants. Holders of CPOs are not entitled to receive physical certificates evidencing their CPOs but may request certificates issued by Indeval and the relevant Indeval participants indicating ownership of CPOs. Holders of CPOs, including Mexican nationals, are not entitled to withdraw the A shares or B shares that are held in the CPO trust.

Dividends, other distributions and rights

Holders of CPOs are entitled to receive the economic benefits to which they would be entitled if they were the holders of the A shares and B shares underlying those CPOs at the time that we declare and pay dividends or make distributions to holders of A shares and B shares. The CPO trustee will distribute cash dividends and other cash distributions received by it in respect of the A shares and B shares held in the CPO trust to the holders of CPOs in proportion to their respective holdings, in each case in the same currency in which they were received. The CPO trustee will distribute those cash dividends and other cash distributions through Indeval as custodian of the CPOs. Dividends paid with respect to CPOs deposited with Indeval will be distributed to the holders on the business day following the date on which the funds are received by Indeval.

If we pay a dividend in shares of our stock, those shares will be distributed to the CPO trustee who will hold those shares in the CPO trust for the benefit of CPO holders entitled thereto, and the CPO trustee, if the shares so received constitute units identical to the unit of securities then represented by a CPO, will distribute to the holders of outstanding CPOs, in proportion to their holdings, additional CPOs representing economic interests in the total number of shares received by the CPO trustee as that dividend. If the shares of stock so received do not constitute units of securities identical to the unit of securities then represented by a CPO, the CPO trustee will cause the securities received to be delivered to the CPO holders entitled thereto and as permitted under applicable law.

If we offer the holders of A shares and B shares the right to subscribe for additional A shares or B shares, the CPO trustee, subject to applicable laws, will offer to each holder of CPOs the right to instruct the CPO trustee to subscribe for that holder’s proportionate share of those additional A shares or B shares, subject to that holder’s providing the CPO trustee with the funds necessary to subscribe for those additional shares. The CPO trustee will offer those rights to a CPO holder only if that offer is legal and valid under the provisions of the laws of the country of residence of that CPO holder. Neither we nor the CPO trustee is obligated to register those rights, the CPOs or the underlying shares under the Securities Act. If CPO trust holders are offered those rights and if CPO holders provide the CPO trustee with the necessary funds, the CPO trustee will subscribe for the corresponding number of shares, which will be held in the CPO trust for the benefit of the subscribing holders, and if the shares so received constitute units identical to the unit of securities then represented by a CPO it will deliver additional CPOs representing those underlying shares to the applicable CPO holders.

Changes affecting underlying shares

If as a result of a redemption of our common stock, see “Description of common stock— Redemption,” any underlying shares held in the CPO trust are called for redemption, the CPO trustee will proceed in accordance with the resolutions adopted by shareholders at the meeting of shareholders that authorize the redemption and repurchase the corresponding CPOs.

Voting of A shares

Mexican holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the A shares underlying their CPOs.

Non-Mexican holders of CPOs are not entitled to exercise voting rights with respect to the A shares represented by their CPOs. At our shareholders’ meetings the A shares of non-Mexican holders held in the CPO trust will be voted by the CPO trustee in the same manner as the vote cast by the majority of Mexican holders of A shares and holders of B shares voting at the meeting. The nationality of a holder of CPOs is established by reference to the information contained in the CPO registry book of the CPO trust. A Mexican national constitutes either:

•	an individual of Mexican nationality; or

•	a Mexican corporation whose articles of association exclude foreign investors from owning or controlling, either directly or indirectly, a majority of its capital stock.

CPOs represented by ADSs will be deemed owned by non-Mexican nationals.

The CPO trustee shall attend our shareholders’ meetings to represent and vote the A shares underlying the CPOs held by Mexicans for which no instructions were received from the holders of those CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the A shares underlying the CPOs.

Voting of B shares

All holders of CPOs shall be entitled to attend our shareholders’ meetings for purposes of representing and exercising the voting rights of the B shares underlying their CPOs. The CPO trustee shall attend our shareholders’ meetings to represent and vote the B shares underlying the CPOs for which no instructions were received from the holders of the CPOs. The technical committee under the trust shall have the power to cooperate with the CPO trustee’s exercise of its corporate rights with respect to the B shares underlying the CPOs.

Voting at CPO holders’ meetings

Whenever we call a meeting of holders of CPOs, Mexican and non-Mexican holders of CPOs, whether they hold their CPOs directly or in the form of ADSs, will have the right to give instructions to vote the CPOs at the meeting.

The following table sets forth the method of voting for each security contained in a CPO:

Securities contained in a CPO	Method for voting

A shares represented by CPOs held by non-Mexican nationals (all CPOs represented by ADSs are deemed held by non-Mexican persons).	CPO trustee will vote the A shares in accordance with the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

A shares represented by CPOs held by Mexican nationals:

• If the CPO holder timely instructs the trustee as to voting	CPO trustee will vote the A shares in accordance with the CPO holder’s instructions.

• If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO holder may attend the shareholders’ meeting and vote the A shares in person.

• If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO trustee will vote the A shares in cooperation with the technical committee.

B shares represented by CPOs, whether held by Mexican or non-Mexican persons:

• If the CPO holder timely instructs the CPO trustee as to voting	CPO trustee will vote the B shares in accordance with the CPO holder’s instructions.

• If the CPO holder makes timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO holder may attend the shareholders’ meeting and vote the B shares in person.

Securities Contained in a CPO	Method for voting

• If the CPO holder does not timely instruct the CPO trustee as to voting or does not make timely arrangements with the CPO trustee to attend the shareholders’ meeting in person	CPO trustee will vote the B shares in cooperation with the technical committee.

Administration of the CPO trust

Under the terms of the CPO trust agreement, the CPO trust is managed by the CPO trustee under the direction of a technical committee, which must consist of at least three members. Substitute members may also be appointed, who may substitute for any of the members. Technical committee meetings may also be attended by the CPO trustee, by the CPO common representative and by our statutory auditors, who may participate in any debate but may not vote. Resolutions adopted by the technical committee are required to be approved by a majority of the members of the technical committee present at the respective meeting; provided, however, that at least the chairman and two other members of the technical committee must be present at a meeting in order validly to adopt resolutions. The technical committee has the authority to instruct the CPO trustee to increase the maximum number of additional CPOs which may be issued and delivered for the purposes contemplated under the CPO trust agreement. On August 17, 2009, exercising this authority, the technical committee instructed the CPO trustee to issue up to 1,600,000,000 additional CPOs under the CPO trust agreement and to enter into a second CPO deed (Segunda Acta de Emisión) so that, the total number of CPOs issuable under the first and second CPO deeds will be 10,509,763,886 CPOs.

Termination of the CPO trust and establishment of successor trust

The CPO trust term is 30 years from the date of execution. Upon termination, the trustee and the common representative of the CPO holders shall constitute a successor CPO trust with the same terms and conditions set forth in the CPO trust agreement, other than the provisions pertaining to the exchange of CPOs for successor trust CPOs. We refer to that successor CPO trust as the successor trust. Upon termination of the CPO trust, which we call the “conversion date,” investors holding CPOs, subject to the provision of our articles of association described below, will receive in exchange for their CPOs, the successor trust CPOs issued by the successor trustee. Each successor trust CPO will represent the economic interests in two A shares and one B share.

The CPO trust cannot be terminated if any dividends or other distributions previously received by the CPO trustee remain unpaid to any CPO holder.

Upon termination of the CPO trust, any transfer of A shares or B shares which would result in any person or group of persons acting in concert becoming a holder of 2% or more of our voting shares will be subject, as provided in our articles of association, to prior approval of our board of directors. See “Description of common stock—Changes in capital stock and preemptive rights.”

We will be obligated to pay any cost or expense incurred in connection with the transfer of the shares from the CPO trust to the successor trust and the exchange of CPOs for successor trust CPOs.

Charges of the CPO trustee and Indeval

Under the CPO trust agreement, we will be obligated to pay the fees of the CPO trustee for the administration of the CPO trust and the fees of Indeval as depository.

Description of ADSs

We have appointed Citibank, N.A. as ADS depositary pursuant to a deposit agreement. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. The ADSs represent ownership interests in securities that are on deposit with the depositary. The depositary typically appoints a custodian to safekeep the securities on deposit. Citibank has appointed Banco Nacional de Mexico, División Fiduciaria as custodian for the deposited securities represented by the ADSs. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs.

A copy of the ADS deposit agreement (including amendments) is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADS deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-135725 when retrieving the copy. The Registration Statements on Form F-6 are also available from the SEC’s website at http://www.sec.gov.

Set forth below is a summary description of the material terms of the ADSs and of an ADS holder’s material rights. Because it is a summary, it does not describe every aspect of the ADSs and the ADS deposit agreement. For more complete information, you should read the entire ADS deposit agreement and the form of ADR which contains the terms of the ADSs. The ADS deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Each ADS represents ten CPOs. Holders of ADSs will, on and after the conversion date, have the right to receive ten successor trust CPOs for every ADS held. The CPOs and successor trust CPOs eligible for deposit with the custodian are sometimes known as “eligible securities,” and the eligible securities once deposited with the custodian are sometimes known as “deposited securities” against which the ADS depositary issues the ADSs. Please note that an ADS also represents any other property received by the ADS depositary or the custodian on behalf of the owner of the ADS but not distributed to that owner because of legal or practical restrictions. The ADSs are issuable in registered form by the depositary pursuant to the ADS deposit agreement.

The ADS deposit agreement and the related ADR contain our rights and obligations as well as your rights and obligations and those of the depositary. The ADS deposit agreement is governed by New York law. Each of CEMEX and the depositary has agreed that federal and state courts in the City of New York will have non-exclusive jurisdiction over any actions, proceedings or disputes that arise out of or in connection with the ADS deposit agreement and submits to that jurisdiction. However, our obligations to the holders of deposited securities will continue to be governed by the laws of Mexico, which may be very different from the laws in the United States.

If you become an owner of ADSs, you may hold your ADSs in the form of an ADR certificate registered in your name, through a brokerage or safekeeping account or through an account established by the ADS depositary in your name reflecting registration of uncertificated ADSs directly on the books of the ADS depositary (commonly referred to as the “direct registration system” or “DR System”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the ADS depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the ADS depositary to the holders of ADSs. The direct registration system includes automated transfers between the ADS depositary and The Depositary Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or custodian to assert your rights as an ADS owner. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as “holder.”

Dividends and distributions

If you become a holder of ADSs, you will usually have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal restrictions. Holders will receive distributions they are entitled to receive under the terms of the ADS deposit agreement in proportion to the number of ADSs they hold as of a specified record date.

Distributions of cash

Whenever we make a cash distribution payment for the securities on deposit with the custodian and the ADS depositary receives confirmation of our deposit of the distribution, the ADS depositary will convert the cash distribution into Dollars and distribute the proceeds of the conversion to the holders, so long as the conversion is reasonable and the Dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The ADS depositary will distribute the proceeds of the sale of any property held by the custodian in respect of the securities on deposit in the same manner.

Distributions of eligible securities

Whenever we make a free distribution of eligible securities for the securities on deposit with the custodian, we will cause the eligible securities to be deposited with the custodian. When the ADS depositary receives confirmation of such deposit with the custodian, the ADS depositary will either distribute to holders new ADSs representing the eligible securities deposited or modify the ADS-to-deposited securities ratio, in which case each ADS you hold will represent rights and interests in the additional eligible securities so deposited. The ADS depositary will distribute only whole numbers of ADSs. The ADS depositary will sell any remaining fractional entitlements and distribute the proceeds of that sale as in the case of a cash distribution.

The distribution of the new ADSs or the modification of the ADS-to-deposited securities ratio upon distribution of eligible securities will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the eligible securities so distributed.

The ADS depositary will not make a distribution of ADSs if the distribution would engender a breach of law. If the ADS depositary does not distribute ADSs as described above, it may sell the securities received and will distribute the proceeds of the sale as in the case of a cash distribution.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional eligible securities, we will give prior notice to the ADS depositary and will indicate whether we wish such rights to be made available to ADS holders. In such cases, we will assist the ADS depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders and, if so, provide the ADS depositary with the documentation required under the ADS deposit agreement.

If the above conditions are satisfied, the ADS depositary will establish procedures to distribute such rights and to enable holders to exercise those rights. Holders of ADSs will have to pay the subscription price and may have to pay fees, expenses, taxes and other governmental charges to subscribe for the ADSs when they exercise their rights. We cannot assure you that any holder of ADSs will be able to exercise rights on the same terms as holders of eligible securities or that any holder of ADSs will be able to exercise its rights at all. The ADS depositary has no obligation to provide you with the means to exercise rights to subscribe for new eligible securities rather than ADSs.

The ADS depositary will not distribute the rights to any holder of ADSs if:

•	we do not timely request that the rights be distributed to such holders or if we ask that the rights not be distributed to such holders;

•	we fail to deliver the required documents to the ADS depositary; or

•	it is not reasonably practicable to distribute the rights to such holders.

The ADS depositary will sell the rights that are not exercised or not distributed if such a sale is lawful and reasonably practicable. The proceeds of that sale will be distributed to holders as in the case of a distribution in cash. If the ADS depositary is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the elective distribution to be made available to holders of ADSs. In that case, we will assist the ADS depositary in determining whether that distribution is lawful and reasonably practicable.

The ADS depositary will make the election available to holders of ADSs only if it is reasonably practicable and if we have provided all the documentation contemplated in the ADS deposit agreement. In that case, the ADS depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a shareholder in Mexico would receive for failing to make an election, as more fully described in the ADS deposit agreement.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the ADS depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the ADS depositary will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the deposited securities being redeemed against payment of the applicable redemption price. The ADS depositary will convert the redemption funds received into Dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the ADS depositary. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the ADS depositary may determine.

Other distributions

Whenever we intend to distribute property other than cash, eligible securities or rights to purchase additional eligible securities, we will give prior notice thereof to the ADS depositary and will indicate whether we wish the distribution to be made to holders of ADSs. In that case, we will assist the ADS depositary in determining whether the distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute the property to holders of ADSs and if we provide all the documentation required under the ADS depositary agreement, the ADS depositary shall distribute that property to the holders in a manner it deems practicable for accomplishing the distribution.

The distribution of the property will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay those taxes and governmental charges, the ADS depositary may sell all or a portion of the property.

The ADS depositary will not distribute the property to holders of ADSs and will sell the property if:

•	we do not request that the property be distributed to such holders or if we ask that the property not be distributed to such holders;

•	we do not deliver satisfactory documents to the ADS depositary; or

•	such distribution is not reasonably practicable.

The proceeds of any sale of the property will be distributed to holders as in the case of a cash distribution. If the ADS depositary is unable to sell the property, the ADS depositary may dispose of the property in any way it deems reasonably practicable under the circumstances.

Changes affecting deposited securities

The deposited securities held on deposit in respect of ADSs may change from time to time as a result, for example, of a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of deposited securities or a recapitalization, reorganization, merger, consolidation or sale of our assets.

If any such change were to occur, ADSs will, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the deposited securities held on deposit. The ADS depositary may in such circumstances deliver additional ADSs to holders of ADSs or call for the exchange of ADSs for replacement ADSs. If the ADS depositary may not lawfully distribute such property to holders of ADSs, the ADS depositary shall use its best efforts to sell such property and distribute the net proceeds to such holders as in the case of a cash distribution.

Issuance of ADSs upon deposit of eligible securities

If permitted by applicable law, the ADS depositary will create ADSs if eligible securities are deposited with the custodian. The ADS depositary will deliver the ADSs representing the eligible securities deposited to the person indicated after payment of the applicable issuance fees and all charges and taxes payable for the transfer of the eligible securities to the custodian.

Please note that the issuance of ADSs in all cases, other than the distribution of the appreciation value, may be delayed until the ADS depositary or the custodian receives confirmation that all required approvals have been given and that the eligible securities have been duly transferred. The ADS depositary will only issue ADSs in whole numbers.

When a deposit of eligible securities is made, the depositor will be responsible for transferring good and valid title to the ADS depositary. In addition, the depositor will be deemed to represent and warrant that:

•	the eligible securities are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the eligible securities have been validly waived or exercised;

•	the depositor is duly authorized to deposit the eligible securities;

•

the eligible securities presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the ADS deposit agreement); and

•	the eligible securities presented for deposit have not been stripped of any rights or entitlements.

If any of these representations or warranties are false in any way, we and the ADS depositary may, at the depositor’s cost and expense, take any and all actions necessary to correct the consequences thereof.

Withdrawal of deposited securities upon cancellation of ADSs

A holder of ADSs is entitled to present its ADSs to the ADS depositary for cancellation and to receive delivery of the deposited securities represented by its ADSs from the custodian. In order to withdraw the deposited securities represented by such ADSs, the holder withdrawing ADSs will be required to pay the fees of the ADS depositary for cancellation of its ADSs and the charges and taxes payable for the transfer of the deposited securities being withdrawn. The holder withdrawing ADSs assumes the risk of delivery of all funds and securities upon withdrawal. Once cancelled, ADSs shall not have any rights under the ADS deposit agreement.

The ADS depositary may ask for proof of identity and the genuineness of signatures before canceling ADSs. The withdrawal of the deposited securities represented by ADSs may be delayed until the ADS depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Under Mexican law, a holder of ADSs is not entitled to withdraw the shares underlying CPOs. When ADSs are surrendered prior to the conversion date, the holder will be entitled to receive CPOs; after the conversion date, the holder will be entitled to receive successor trust CPOs. The ADS depositary will only accept ADSs for cancellation that represent a whole number of deposited securities.

A holder will have the right to withdraw the deposited securities represented by its ADSs at any time except for:

•

temporary delays that may arise because the transfer books for the shares, CPOs, successor trust CPOs or ADSs are closed, or the deposited securities are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or regulations applicable to ADSs or the withdrawal of the securities deposited.

Please note that the ADS deposit agreement may not be modified to impair withdrawal rights in respect of deposited securities represented by ADSs except to comply with mandatory provisions of law.

Voting rights

A holder of ADSs generally has the right to instruct the ADS depositary to exercise the voting rights for the deposited securities represented by its ADSs. However, our by-laws prohibit non-Mexican nationals from directly holding or voting A shares. A holder of ADSs is deemed to be a non-Mexican national and accordingly, has no right to vote the A shares held in the CPO trust or the successor trust. The voting rights of holders of deposited securities are described in “Description of CPOs—Voting of A shares” and “Description of CPOs—Voting of B shares” above.

At our request, the ADS depositary will coordinate with us the mailing to holders of ADSs of any notice of shareholders’ meeting together with information explaining how to instruct the depositary to exercise the voting rights, if any, pertaining to the deposited securities represented by ADSs. We will use our best efforts to deliver the notice of shareholders’ meeting to the ADS depositary 20 days prior to the date of the meeting. The ADS depositary will coordinate with us the mailing of the notice to ADS holders to coincide as closely as is reasonably practicable with the publication of the notice of shareholders’ meeting in Mexico.

Prior to the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights only in respect of the B shares held in the CPO trust. The terms of the CPO trust require the CPO trustee to vote the A shares held in the CPO trust in the same manner as the votes cast by the holders of the majority of all A shares held by Mexican nationals and B shares voted at the meeting.

On and after the conversion date, at any meeting of shareholders, ADS holders have the right to instruct the ADS depositary to exercise their voting rights in respect of the B shares in the successor trust. The terms of the successor trust are expected to require the successor trustee to vote the A shares held in the successor trust in substantially the same manner as A shares are voted under the CPO trust.

Whenever we call a meeting of holders of CPOs or successor trust CPOs, holders of ADSs have the right, as holders of ADSs representing CPOs or successor trust CPOs, to instruct the ADS depositary to vote the CPOs or successor trust CPOs according to their instructions.

If the ADS depositary timely receives an ADS holder’s voting instructions, it will endeavor to vote the deposited securities represented by ADSs for which holders of ADSs are entitled to give voting instructions according to those voting instructions or to cause the custodian to transmit to the CPO trustee the voting instructions received, as applicable.

If the ADS depositary does not receive voting instructions from a holder of ADSs in a timely manner, such holder will nevertheless be treated as having instructed the ADS depositary to give a proxy to a person we designate to vote the B shares underlying the CPOs represented by the ADSs in his/her discretion. The ADS depositary will not deliver the discretionary proxy if:

•	we do not provide the ADS depositary with the requisite materials pertaining to the meeting on a timely basis;

•	we request that the discretionary proxy not be given;

•	we do not deliver to the ADS depositary a satisfactory opinion of counsel providing legal comfort under Mexican laws on the subject of the discretionary proxy; or

•	we do not deliver a satisfactory representation and indemnity letter to the ADS depositary.

Please note that the ability of the ADS depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure holders of ADSs that they will receive voting materials in sufficient time to enable them to return voting instructions to the ADS depositary in a timely manner.

The ADS depositary or the custodian for the CPOs on deposit may represent the CPOs at any meeting of holders of CPOs even if no voting instructions have been received. The CPO trustee may represent the A shares and the B shares represented by the CPOs at any meeting of holders of A shares or B shares even if no voting instructions have been received. By so attending, the ADS depositary, the custodian or the CPO trustee, as applicable, may contribute to the establishment of a quorum at a meeting of holders of CPOs, A shares or B shares, as appropriate.

Fees and charges

An ADS holder is required to pay the following service fees to the ADS depositary:

Service	Fees

Issuance of ADSs upon deposit of eligible securities	Up to 5¢ per ADS issued
Surrender of ADSs for cancellation and withdrawal of deposited securities	Up to 5¢ per ADS surrendered
Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued
Distribution of cash (i.e., upon sale of rights and other entitlements)	Up to 2¢ per ADS held

An ADS holder also is responsible to pay fees and expenses incurred by the ADS depositary and taxes and governmental charges including, but not limited to:

•	transfer and registration fees charged by the registrar and transfer agent for eligible and deposited securities, such as upon deposit of eligible securities and withdrawal of deposited securities;

•	expenses incurred for converting foreign currency into Dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	fees and expenses incurred in connection with compliance with exchange control regulations and other applicable regulatory requirements;

•	fees and expenses incurred in connection with the delivery of deposited securities; and

•	taxes and duties upon the transfer of securities, such as when eligible securities are deposited or withdrawn from deposit.

We have agreed to pay some of the other charges and expenses of the ADS depositary. Note that the fees and charges that a holder of ADSs is required to pay may vary over time and may be changed by us and by the ADS depositary. ADS holders will receive notice of the changes.

Amendments and termination

We may agree with the ADS depositary to modify or supplement the ADS deposit agreement at any time without the consent of ADS holders. We undertake to provide ADS holders with 30 days’ prior notice of any modifications or supplements that would materially prejudice the substantial rights of ADS holders under the ADS deposit agreement. We will not consider to be materially prejudicial to the substantial rights of ADS holders any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law, whether or not those modifications or supplements could be considered to be materially prejudicial to the substantial rights of ADS holders.

ADS holders will be bound by the modifications to the ADS deposit agreement if they continue to hold ADSs after the modifications to the ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent ADS holders from withdrawing the deposited securities represented by ADSs, except to comply with mandatory provisions of applicable law.

We have the right to direct the ADS depositary to terminate the ADS deposit agreement. Similarly, the ADS depositary may in some circumstances on its own initiative terminate the ADS deposit agreement. In either case, the ADS depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the ADS deposit agreement:

•

For a period of three (3) months after termination, ADS holders will be able to request the cancellation of their ADSs and the withdrawal of the deposited securities represented by their ADSs and the delivery of all other property held by the ADS depositary in respect of their deposited securities on the same terms as prior to the termination. During this three-month period, the ADS depositary will continue to collect all distributions received on the deposited securities, such as dividends, but will not distribute any such property to ADS holders until they request the cancellation of their ADSs.

•

After the expiration of the three-month period, the ADS depositary may sell the deposited securities held on behalf of the remaining holders with the custodian. The ADS depositary will hold the proceeds from the sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the ADS depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of ADS depositary

The ADS depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect those records at that office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

The ADS depositary will maintain facilities in New York to record and to process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The ADS deposit agreement limits our obligations and liability and the ADS depositary’s obligations and liability to holders of ADSs. Please note the following:

•	We and the ADS depositary are only obligated to take the actions specifically stated in the ADS deposit agreement without gross negligence or bad faith.

•

The ADS depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the ADS deposit agreement.

•

The ADS depositary disclaims any liability for any failure to determine the lawfulness or reasonable practicality of any action, for the content of any document forwarded to ADS holders on their behalf or for the accuracy of any translation of such document, for the investment risks associated with investing in deposited securities, for the validity or worth of the deposited securities, for any tax consequences that result from the ownership of ADSs, for allowing any rights to lapse under the terms of the ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the ADS depositary will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.

•

We and the ADS depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•

We and the ADS depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the ADS deposit agreement or in our articles of association or in any provisions of the securities on deposit.

•

We and the ADS depositary further disclaim any liability for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting eligible securities for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by us in good faith to be competent to give such advice or information.

•

We and the ADS depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of eligible securities but is not, under the terms of the ADS deposit agreement, made available to the holders of the ADSs.

•

We and the ADS depositary may rely without any liability upon any written notice, request or other document believed by the ADS depositary to be genuine and to have been signed or presented by the proper parties.

•	We and the ADS depositary disclaim any liability for any consequential or punitive damages.

Pre-release transactions

The ADS depositary may, in some circumstances, issue ADSs before receiving a deposit of eligible securities or release deposited securities before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions including the need to receive collateral, the type of collateral required, and the representations required from brokers. The ADS depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the ADS depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The ADS depositary may refuse to issue ADSs and to deliver, transfer, split and combine ADRs or to release securities on deposit until all applicable taxes and charges are paid by the holder. The ADS depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of ADS holders. However, ADS holders may be required to provide to the ADS depositary and to the custodian proof of taxpayer status and residence and any other information as the ADS depositary and the custodian may reasonably require to fulfill legal obligations. Holders of ADSs are required to indemnify us, the ADS depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign currency conversion

Whenever the ADS depositary or the custodian receives foreign currency and the ADS depositary can reasonably convert all foreign currency received into Dollars, the ADS depositary will distribute the Dollars according to the terms of the ADS deposit agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the ADS depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practicable and lawful and distribute the Dollars to the holders of ADSs for whom such conversion and distribution is lawful and practicable;

•	distribute the foreign currency to holders of ADSs for whom such distribution is lawful and practicable; or

•	hold the foreign currency, without liability for interest, for holders of ADSs.

Validity of securities

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for CEMEX by Lic. Ramiro G. Villarreal, General Counsel of CEMEX. Mr. Villarreal, our General Counsel and secretary of our board of directors, is a holder of our securities, and is a participant in our stock option and restricted stock programs.

Experts

The consolidated financial statements and schedules of CEMEX as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference into this prospectus in reliance upon the report of KPMG Cárdenas Dosal, S.C., independent registered public accounting firm, incorporated by reference herein and appearing in CEMEX’s annual report on Form 20-F for the fiscal year ended December 31, 2008, and upon the authority of that firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph that states that the Company’s ability to fulfill its short and long-term debt obligations that mature in 2009 is dependent on successfully completing their refinancing, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Part II

Information not required in prospectus

Item 8. Indemnification of directors and officers

The directors and officers of CEMEX are afforded indemnification pursuant to Mexican law for loss or damage suffered as a result of the performance of each of their respective mandates, as such mandate is specified in CEMEX’s articles of association and/or by-laws or any power of attorney granted by CEMEX. Both Article 2472 of the Civil Code for the State of Nuevo León and Article 2578 of the Civil Code for the Federal District (applied in Mexico for federal matters) provide that a corporation must indemnify its agents for all damages and losses that such agent suffers as a result of the performance of his mandate, and which are not the result of the fault or negligence of the agent. CEMEX’s articles of association and/or by-laws specifically afford the officers of CEMEX indemnification from any loss or damage they may suffer as a result of acts performed within the terms of each of their respective mandates, as conferred by the articles of association and/or by-laws and in accordance with CEMEX’s corporate purpose. CEMEX maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

Item 9. Exhibits and financial statement schedules

The following is a list of all exhibits filed as a part of the registration statement on Form F-3, including those incorporated by reference:

1.1	Form of Underwriting Agreement*

4.1	Form of Trust Agreement between CEMEX, S.A.B. de C.V., as founder of the trust, and Banco Nacional de México, S.A.B. regarding the CPOs**

4.2	Form of CPO Certificate**

4.3	Second Amended and Restated Deposit Agreement, dated as of August 10, 1999, among CEMEX, S.A.B. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares**

4.4	Amendment No. 1 to Second Amended and Restated Deposit Agreement, dated as of July 1, 2005, among CEMEX, S.A.B. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares***

4.5	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.4)***

4.6	Direct Registration Letter, dated as of October 12, 2007.****

4.7	Form of Certificate for shares of Series A Common Stock of CEMEX, S.A.B. de C.V.**

4.8	Form of Certificate for shares of Series B Common Stock of CEMEX, S.A.B. de C.V.**

5.1	Opinion of Lic. Ramiro G. Villarreal, General Counsel of CEMEX, regarding legality of the securities.****

23.1	Consent of KPMG Cárdenas Dosal, S.C.****

23.2	Consent of Lic. Ramiro G. Villarreal, General Counsel of CEMEX (included in the opinion filed as Exhibit 5.1)****

24.1	Powers of Attorney (included in the signature page of this Registration Statement)****

*	To be filed either by amendment or as an exhibit to a Report on Form 6-K and incorporated by reference herein.

**	Incorporated by reference to the Registrant’s Registration Statement on Form F-4 (Registration No. 333-10682), filed with the Securities and Exchange Commission on August 10, 1999.

***	Incorporated by reference to the Registrant’s Registration Statement on Form F-6 (Registration No. 333-135725), filed with the Securities and Exchange Commission on July 12, 2006.

****	Filed herewith.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 8 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, (unless, in the opinion of its counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby also undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Garza García, Nuevo León, México on September 8, 2009.

CEMEX, S.A.B. de C.V.

By:	/s/ Lorenzo H. Zambrano
Name:	Lorenzo H. Zambrano
Title:	Chief Executive Officer

Power of attorney

Each person whose signature appears below hereby constitutes and appoints each of Lorenzo H. Zambrano, Héctor Medina, Rodrigo Treviño, Ramiro Villarreal and Humberto Moreira or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with the Registration Statement and any amendments and supplements thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registrant Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Lorenzo H. Zambrano Lorenzo H. Zambrano	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 8, 2009

/s/ Lorenzo Milmo Zambrano Lorenzo Milmo Zambrano	Director	September 8, 2009

/s/ Armando J. García Segovia Armando J. García Segovia	Director	September 8, 2009

Rodolfo García Muriel	Director

/s/ Rogelio Zambrano Lozano Rogelio Zambrano Lozano	Director	September 8, 2009

/s/ Roberto Zambrano Villarreal Roberto Zambrano Villarreal	Director	September 8, 2009

Signatures	Title	Date

/s/ Bernardo Quintana Isaac Bernardo Quintana Isaac	Director	September 8, 2009

/s/ Dionisio Garza Medina Dionisio Garza Medina	Director	September 8, 2009

/s/ Alfonso Romo Garza Alfonso Romo Garza	Director	September 8, 2009

/s/ Mauricio Zambrano Villarreal Mauricio Zambrano Villarreal	Director	September 8, 2009

/s/ Tomás Milmo Santos Tomás Milmo Santos	Director	September 8, 2009

/s/ Luis Santos de la Garza Luis Santos de la Garza	Director	September 8, 2009

/s/ José Manuel Rincón Gallardo José Manuel Rincón Gallardo	Director	September 8, 2009

/s/ José Antonio Fernández Carbaja José Antonio Fernández Carbajal	Director	September 8, 2009

/s/ Rafael Rangel Sostmann Rafael Rangel Sostmann	Director	September 8, 2009

/s/ Héctor Medina Héctor Medina	Executive Vice President of Finance and Legal (Principal Financial Officer)	September 8, 2009

/s/ Rafael Garza Rafael Garza	Senior Vice President (Comptrollership)	September 8, 2009

/s/ Corporate Creations Network Inc. Corporate Creations Network Inc.	Authorized Representative in the United States	September 8, 2009

By:	Valerie Hawk
Authorized Signatory

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

4.1	Form of Trust Agreement between CEMEX, S.A.B. de C.V., as founder of the trust, and Banco Nacional de México, S.A.B. regarding the CPOs**

4.2	Form of CPO Certificate**

4.3	Second Amended and Restated Deposit Agreement, dated as of August 10, 1999, among CEMEX, S.A.B. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares**

4.4	Amendment No. 1 to Second Amended and Restated Deposit Agreement, dated as of July 1, 2005, among CEMEX, S.A.B. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares***

4.5	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.4)***

4.6	Direct Registration Letter, dated as of October 12, 2007.****

4.7	Form of Certificate for shares of Series A Common Stock of CEMEX, S.A.B. de C.V.**

4.8	Form of Certificate for shares of Series B Common Stock of CEMEX, S.A.B. de C.V.**

5.1	Opinion of Lic. Ramiro G. Villarreal, General Counsel of CEMEX, regarding legality of the securities.****

23.1	Consent of KPMG Cárdenas Dosal, S.C.****

23.2	Consent of Lic. Ramiro G. Villarreal, General Counsel of CEMEX (included in the opinion filed as Exhibit 5.1)****

24.1	Powers of Attorney (included in the signature page of this Registration Statement)****

*	To be filed either by amendment or as an exhibit to a Report on Form 6-K and incorporated by reference herein.

**	Incorporated by reference to the Registrant’s Registration Statement on Form F-4 (Registration No. 333-10682), filed with the Securities and Exchange Commission on August 10, 1999.

***	Incorporated by reference to the Registrant’s Registration Statement on Form F-6 (Registration No. 333-135725), filed with the Securities and Exchange Commission on July 12, 2006.

****	Filed herewith.